CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603

                               February 24, 1998

Legg Mason Wood Walker, Inc.
100 Light Street
Baltimore, Maryland  21203


         Re:           Legg Mason Unit Investment Trust, Series 8


Gentlemen:


         We have served as counsel for Legg Mason Wood Walker, Inc. as Sponsor and Depositor of Legg Mason Unit Investment Trust, Series 8 (hereinafter referred to as the "Trust"), in connection with the preparation, execution and delivery of a trust indenture entitled "Legg Mason Unit Investment Trust, Series 5 and Subsequent Series, Standard Terms and Conditions of Trust, Effective May 23, 1995" ("Standard Terms") and a Trust Agreement dated February 24, 1998, among Legg Mason Wood Walker, Inc., as Depositor and Evaluator, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of Units of fractional undivided interest in and ownership of the Trust (hereinafter referred to as the "Units"), created under said Standard Terms and Trust Agreement.


         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

                    1. The execution and delivery of the Standard Terms and the Trust Agreement and the execution and issuance of documentation evidencing ownership of the Units in the Trust have been duly authorized; and

                    2. The documentation evidencing ownership of the Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Standard Terms and Trust Agreement, will constitute valid and binding obligations of the Trust and the Depositor in accordance with the terms thereof.



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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-45797) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                Respectfully submitted,


                                                CHAPMAN AND CUTLER

MJK/ch


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